Exhibit (c)(vi)

STONE KEY PARTNERS

perspecta™

Project Jaguar – Presentation to the Board of Directors

January 26, 2021

CONFIDENTIAL

Certain Disclosures and Other Considerations

This presentation has been prepared solely for the use of the senior management and Board of Directors (the "Board") of Perspecta Inc. ("Perspecta", or the "Company") in connection with the fairness opinion being provided by Stone Key Partners LLC ("Stone Key") with respect to Project Jaguar. This presentation should only be used by the Board in its evaluation of the transaction referred to herein (the "Merger") and should not be used, considered or relied upon for any other purpose or in connection with any other matter. This presentation and the conclusions presented herein are qualified in their entirety by the written opinion letter regarding the Merger to be delivered by Stone Key and the assumptions, qualifications and other limitations to be stated therein. Except as required by applicable law, rule or regulation, this presentation is confidential and may not be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose without the prior written consent of Stone Key (such consent not to be unreasonably withheld, conditioned or delayed). This presentation has been prepared as of the date on the cover page of this presentation and reflects information made available to Stone Key as of or prior to such date.

The financial and other information contained in this presentation was obtained solely, directly or indirectly, from Perspecta and from public sources. Stone Key has relied upon and assumed, without independent verification, the accuracy and completeness of such information. Stone Key has assumed that the projections referred to herein were, at the time of their preparation, reasonably prepared and reflect appropriate estimates and judgments of the management of Perspecta as to the expected future performance of Perspecta. Stone Key has not assumed responsibility for independent verification of any such information, including, without limitation, the projections; Stone Key expresses no view or opinion as to such projections and the assumptions upon which they are based; and Stone Key has further relied upon assurances of management of Perspecta that they are unaware of any facts that would make any such information and projections incomplete or misleading. Stone Key has assumed that the near-term and long-term impact of the ongoing COVID-19 pandemic has been accurately forecasted in such (i) information, including projections (and the assumptions upon which they are based) and (ii) estimates, judgments and assurances of management of Perspecta. Stone Key expresses no opinion as to the impact on this presentation or its fairness opinion if the actual near-term and/or long-term impact of the pandemic varies from the forecasted amounts.

This presentation does not constitute a recommendation to the Board in connection with the Merger, nor does this presentation constitute a recommendation to any holders of Perspecta common stock as to how to vote in connection with the Merger or any other matter. This presentation does not address Perspecta's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Perspecta or the effects of any other transaction in which Perspecta might engage. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice.

Stone Key has acted as a financial advisor to Perspecta in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on consummation of the Merger. In addition, Perspecta has agreed to reimburse Stone Key for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Stone Key has previously been engaged by Perspecta to provide certain investment banking and other services on matters unrelated to the Merger, for which it has received customary fees. Stone Key may seek to provide Veritas Capital and its affiliates with certain investment banking and other services unrelated to the Merger in the future.

Table of Contents

1	Summary of Stone Key's Opinion

Summary of Stone Key's Opinion

We have been asked to render an opinion to the Board of Directors of Perspecta that addresses the fairness of the Merger Consideration to be paid in conjunction with the Merger

- **Fairness Opinion**
  - Our opinion will address whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Perspecta Common Stock, other than Veritas Capital and its affiliates

- **Review of Materials and Analysis Performed**
  - Reviewed a draft of the Transaction Documentation in substantially final form;
  - Reviewed Perspecta's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2018, 2019 and 2020, its Quarterly Reports on Form 10-Q for the periods ended July 3, 2020 and October 2, 2020, its preliminary results for the quarter ended December 31, 2020 and its Current Reports on Form 8-K filed since March 31, 2020;
  - Reviewed certain operating and financial information relating to Perspecta's business and prospects, including projections for the six years ending March 31, 2026, all as prepared and provided to us by Perspecta's management;
  - Met with certain members of Perspecta's management to discuss Perspecta's business, operations, historical and projected financial results and future prospects;
  - Reviewed the historical prices, trading multiples and trading volume of the Perspecta Common Stock;
  - Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Perspecta;

Note: Language on this page is summarized for presentation purposes. See Stone Key's Fairness Opinion Letter for full list of assumptions, qualifications and other limitations relating to the Fairness Opinion.

Summary of Stone Key's Opinion (cont.)

- **Review of Materials and Analysis Performed (cont.)**
  - Reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Perspecta;
  - Performed discounted cash flow analyses based on the projections for Perspecta furnished to us by Perspecta; and
  - Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate

- **Stone Key's letter to the Perspecta Board of Directors does not express any opinion regarding:**
  - Perspecta management's underlying business decision to pursue the Merger
  - The relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Perspecta
  - The financing of the Merger
  - The effects of any other transaction in which Perspecta might engage

See "Certain Disclosures and Other Considerations" on Page 1 of this Presentation for certain other significant assumptions and qualifications relating to Stone Key's Opinion

Note: Language on this page is summarized for presentation purposes. See Stone Key's Fairness Opinion Letter for full list of assumptions, qualifications and other limitations relating to the Fairness Opinion.

2 Overview of the Process

Project Jaguar Process Summary

Perspecta Engaged Stone Key Partners and Goldman Sachs to Be Its Financial Advisors to Explore Potential Interest in a Sale of Perspecta (September 2020)

↓

Potential Interested Counterparties Contacted[1]
6 Strategics and 4 Private Equity Firms (Sept. 2020 – Oct. 2020)

↓

5 Potential Counterparties Sent and Executed NDAs (Oct. 2020 – Nov. 2020)

↓

4 Potential Counterparties Attended Management Presentations and Conducted Due Diligence (Nov. 2020 – Jan. 2021)

↓

2 Definitive Proposals Received (Jan. 2021)

Parties Contacted [1]	Executed NDA	Attended Management Presentation	Definitive Proposal Submitted
Strategic [redacted] Private Equity [redacted] • Veritas	[redacted] • Veritas	[redacted] • Veritas	[redacted] • Veritas

(1) Excludes preliminary inbound inquiries from [redacted] in August 2020 and from [redacted] in late December 2020.
(2) [redacted] withdrew post attending the management presentation.

STONE KEY PARTNERS

3 Transaction Terms Overview

Summary of Key Proposed Transaction Terms

Transaction Structure	▪ 100% Cash
Price per Share	▪ $29.35
Total Transaction Value(1)(2)	▪ $7,547M
Financing(1)	▪ Proposal is not subject to a financing contingency ▪ $4,825M of debt pursuant to Debt Commitment Letter provided by JPMorgan Chase ▪ $2,454M of equity pursuant to Equity Commitment Letter provided by Veritas Fund VII
Key Conditions to Close	▪ Perspecta Shareholder Approval ▪ Customary closing conditions
Anticipated Closing	▪ Mid-2021
Termination Fee	▪ Payable by Perspecta: 2% of equity value ▪ Payable by Veritas for Failure for Close: 5% of equity value

Note: Based on draft of the Merger Agreement dated January 26, 2021.
(1) Based on bid letter received on January 25, 2021 with an offer price of $29.25.
(2) Transaction value includes estimated transaction fees.

Transaction Overview

Offer and Transaction Values (1)

($ in millions, except per share data)

	Unaffected Price (11/06/20)	Current Price (01/25/21)	Veritas Offer
Offer Price Per Share	**$19.60**	**$26.54**	**$29.35**
Basic Perspecta Shares	161.045	161.045	161.045
In-the-money Options	0.072	0.072	0.072
Restricted Stock Units	2.213	2.213	2.213
Performance Share Units	2.062	2.062	2.062
Gross Equity Value	**$3,242**	**$4,389**	**$4,854**
Less: Option Proceeds	(1)	(1)	(1)
Net Equity Value	**$3,240**	**$4,388**	**$4,853**
Plus: Debt (2)	2,404	2,404	2,404
Less: Cash (2)	(224)	(224)	(224)
Enterprise Value	**$5,421**	**$6,569**	**$7,034**

Offer Premiums

Offer Price Per Share		**$29.35**
	Price	**Premium**
Unaffected Closing Price as of 11/6/2020	$19.60	*49.7%*
30-Trading Day Average Prior to 11/6/2020	19.25	*52.5%*
90-Trading Day Average Prior to 11/6/2020	20.49	*43.2%*
Current Price as of 1/25/2021	$26.54	*10.6%*
30-Trading Day Average Prior to 1/25/2021	24.84	*18.2%*
90-Trading Day Average Prior to 1/25/2021	22.14	*32.6%*
52-Week High (02/05/2020)	29.41	*(0.2%)*
52-Week Low (3/23/2020)	15.39	*90.7%*

Transaction Multiples

($ in millions)

Enterprise Value as a Multiple of:	Statistic	Unaffected Multiple	Current Multiple	Veritas Offer Multiple
CY2023E Revenue	$4,113	1.32x	1.60x	1.71x
CY2022E Revenue	3,982	1.36	1.65	1.77
CY2021E Revenue	4,093	1.32	1.61	1.72
CY2023E EBITDA(3)	$592	9.2x	11.1x	11.9x
CY2022E EBITDA(3)	584	9.3	11.2	12.0
CY2021E EBITDA(3)	616	8.8	10.7	11.4
CY2023E Adj. Net Income(4)	$356	15.2x	18.4x	19.7x
CY2022E Adj. Net Income(4)	320	17.0	20.6	22.0
CY2021E Adj. Net Income(4)	305	17.7	21.5	23.0

Note: Perspecta financial projections based on Perspecta Management estimates.
(1) Basic shares, in-the-money options, restricted stock unit and performance stock units as of January 15, 2021 per Perspecta management.
(2) As of December 31, 2020 per Perspecta Management.
(3) Burdened by stock based compensation cost.
(4) Excludes intangible amortization.

STONE KEY PARTNERS

3 Review of Perspecta And Financial Forecasts

Perspecta – LTM Share Price Performance


$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
Perspecta Share Price
A
B
D
F
G
I
J
L
N
C
E
H
K
M
S&P 500: 16.6%
Gov't Services Peers: 12.7%
Perspecta: (4.5%)
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
PRSP
Government Technology Services (Excluding PRSP)
S&P Index

	Date	Detail	Price Chg. (%)
A	2/5/20	NGEN SMIT awarded to Leidos	(17.0%)
B	6/11/20	JANA Partners disclosed 5.9% stake in Perspecta	19.6%
C	6/20/20	CNBC published an article discussing JANA's stake in Perspecta and its prior activist experience in the GTS sector	(0.5%)
D	6/22/20	Barron's published an article discussing JANA's stake in Perspecta	(0.5%)
E	6/25/20	Activistmonitor published an article discussing JANA's stake in Perspecta	0.6%
F	8/14/20	JANA Partners disclosed 5.8% stake in Perspecta	0.2%
G	9/10/20	JANA Partners disclosed 7.4% stake in Perspecta, also referenced in Bloomberg article	0.7%

	Date	Detail	Price Chg. (%)
H	10/14/20	JANA Partners disclosed 8.6% stake in Perspecta	2.8%
I	10/16/20	Barron's discuses JANA's increased stake in Perspecta	0.5%
J	11/9/20	Bloomberg published article suggesting Perspecta is considering sale	14.4%
K	11/16/20	JANA Partners disclosed 8.0% stake in Perspecta	(0.4%)
L	11/17/20	The Deal posted an article discussing JANA's stake in Perspecta	(0.4%)
M	12/10/20	Activistmonitor published article stating that Perspecta has hired Goldman Sachs to weight strategic options	1.4%
N	1/6/21	Veritas Capital Management files 13D/A	7.5%

Note: Stock prices as of January 25, 2021. Government Services peers include BAH, CACI, LDOS, MANT and SAIC.

STONE KEY PARTNERS

Perspecta Stock Performance – Since IPO



$40.00
$30.00
$20.00
$10.00
$0.00
Share Price ($)
16,000
12,000
8,000
4,000
0
Volume (000's)
Veritas Offer:
$29.35
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20
Volume
Share Price
S&P Indexed Price (1)

Shareholder Returns Based on January 25, 2021 - Closing Price of $26.54

	Split Adjusted Share Price	$ Returns	Cumulative Dividends	$ Returns + Dividends	Total	CAGR	S&P 500 CAGR(2)
Since IPO - 6/1/18	$24.55	$1.99	$0.65	$2.64	10.8%	3.5%	13.7%
2-Year Return	19.96	6.58	0.50	7.08	35.5%	16.4%	22.0%
1-Year Return	28.15	(1.61)	0.27	(1.34)	(4.8%)	(4.8%)	18.7%

(1) S&P 500 indexed at Perspecta's 6/1/18 share price of $24.55.
(2) S&P 500 CAGR includes dividends.

STONE KEY PARTNERS

Wall Street Analyst Price Targets

Analysts have mixed views on the stock with 3 out of 5 analysts having "Hold" ratings; median price target is 4% below current trading levels

Analyst Ratings and Price Targets



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Feb-19
May-19
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Nov-20
Buy
Hold
Sell
Share Price
Target Price

Broker	Rating	Tgt Price
Stifel Nicolaus	Buy	$30.00
Cowen & Company	Hold	$26.00
Restricted	Hold	$25.00
William Blair	Hold	-
Restricted	Sell	-
Mean		**$25.75**
Median		**$25.50**

Current Summary Statistics (as of 1/25/2021)

Rating	# of Analysts	% of Analysts
Buy	**1**	**20%**
Hold	**3**	**60%**
Sell	**1**	**20%**

	$ per share	% Premium
Current Price	**$26.54**	**-**
Mean Target	**25.75**	**(3.0%)**
Median Target	**25.50**	**(3.9%)**
High Target	**30.00**	**13.0%**
Low Target	**25.00**	**(5.8%)**

Source: FactSet as of January 25, 2021.

Overview of Financial Forecasts

- For purposes of Stone Key's valuation and fairness analysis, Stone Key has been directed by Perspecta management to base our analysis on its most recently updated set of financial projections for Perspecta provided to Stone Key on January 24, 2021 ("Management Projections")
  - Financial projections cover six years through Fiscal Year 2026 (ending March 31)
  - Financial projections include income statements, balance sheets and cash flow statements
- Perspecta management has prepared and reviewed the Management Projections, has shared these projections with the Board, and has determined these as the most realistic financial forecast for Perspecta
- Perspecta management has directed Stone Key to use these financial projections as the basis for its fairness opinion valuation analysis given Perspecta believes they are the most reflective of the current state of the business and reflect Perspecta management's outlook for Perspecta
  - We have noted that the long term growth trajectory of the financial projections is higher than the Company's historical financials since IPO

Perspecta Standalone Forecast

($ in millions)

	Fiscal Year Ending March 31st					
	2021E	2022E	2023E	2024E	2025E	2026E
Income Statement Summary						
Revenue	$4,535	$3,945	$3,994	$4,153	$4,320	$4,492
% Growth	*0.7%*	*(13.0%)*	*1.2%*	*4.0%*	*4.0%*	*4.0%*
EBITDA (1)	$689	$591	$582	$595	$609	$624
% Margin	*15.2%*	*15.0%*	*14.6%*	*14.3%*	*14.1%*	*13.9%*
EBIT (1)	$553	$476	$482	$500	$522	$544
% Margin	*12.2%*	*12.1%*	*12.1%*	*12.0%*	*12.1%*	*12.1%*
Net Income	$110	$156	$193	$232	$274	$304
% Margin	*2.4%*	*3.9%*	*4.8%*	*5.6%*	*6.4%*	*6.8%*
Cash Flow Summary						
(+) Depreciation	$136	$115	$100	$95	$88	$80
% of Revenue	*3.0%*	*2.9%*	*2.5%*	*2.3%*	*2.0%*	*1.8%*
(-) Increase / (Decrease) in WC	($95)	$32	$14	($28)	($34)	($34)
% of Change in Revenue		*(5.4%)*	*28.6%*	*(17.4%)*	*(20.7%)*	*(20.0%)*
(-) Capital Expenditures (2)	$162	$112	$88	$79	$77	$76
% of Revenue	*3.6%*	*2.8%*	*2.2%*	*1.9%*	*1.8%*	*1.7%*
(-) Pension Contributions	$7	$6	$17	$18	$23	$21
% of Revenue	*0.2%*	*0.2%*	*0.4%*	*0.4%*	*0.5%*	*0.5%*
Tax Rate	*25.2%*	*25.2%*	*25.2%*	*25.2%*	25.2%	25.2%
Unlevered Free Cash Flow	$477	$321	$341	$400	$412	$424

(1) Burdened by stock based compensation cost.
(2) Capital expenditures include finance lease and outsourcing contract payments.

4	Valuation Overview

Valuation Methodology Overview

Our valuation is based on several analyses of Management Projections provided to us by Perspecta management

- After evaluating a number of different valuation techniques, we have concluded that the following methodologies are the most appropriate valuation techniques to value Perspecta
  - A terminal multiple DCF-based methodology and perpetual growth-based DCF-based methodology, since both of these methodologies capture the long-term cash flows representative of the businesses; and
  - A precedent M&A transaction multiples methodology, since it compares prices paid for acquisitions of companies with comparable service offerings and size

- **Discounted Cash Flow (DCF)-Based Methodology**
  - Performed both a perpetual growth DCF methodology and a terminal multiple value DCF methodology to value Perspecta:
    - Utilized a 5.25 year discounted cash flow analysis based on the Management Projections
    - Reviewed a range of perpetual growth rates, terminal multiple value exit multiples and WACC assumptions in order to sensitize the estimated present values
    - Given that the terminal multiple DCF analysis is based on publicly traded Government Services peers which are not directly comparable to Perspecta due to its declining margin profile, overhang related to the loss of its largest contract (NGEN) and higher capital intensity, the terminal value-based DCF methodology was not given substantial weight in our fairness analysis[(1)]

- **Selected Precedent M&A Transaction Multiples Methodology**
  - Reviewed a number of precedent acquisition transactions in the Government Services sector with comparable service offerings, target markets and transaction size

(1) The text in this bullet point was inadvertently included in the January 26, 2021 Presentation to the Board of Directors of Perspecta relating to Project Jaguar. At the January 26, 2021 meeting of the Board relating to Project Jaguar, Stone Key Partners LLC informed the Board that, in rendering its opinion as to the fairness of the Merger Consideration to be paid in conjunction with the Merger, substantial weight was given to Stone Key's terminal multiple DCF analysis, in addition to Stone Key's perpetual growth DCF analysis and comparable M&A transaction analysis, all as referenced on the "Perspecta Valuation Analysis" set forth on Page 20 of the Presentation.

Valuation Methodology Overview (cont.)

- **Selected Comparable Public Trading Multiples Methodology**
  - Analyzed selected comparable public Government Services companies with the most closely comparable service offerings to those of Perspecta
    - Analyzed the selected comparable companies' operating metrics, risk profile, size, end customers, capabilities and scale of operations
  - Reviewed Perspecta's public trading multiples relative to its public comparables
  - Although instructive, the selected comparable public trading multiples methodology was not given substantial weight in our fairness analysis because compared to the publicly traded Government Services Peers, Perspecta has a different risk profile given its declining margin profile, overhang related to the loss of its largest contract (NGEN) and higher capital intensity

- **Other Analyses**
  - Additional information and analyses such as Analyst Price Targets, Precedent Premiums Analysis, and Present Value of Future Stock Prices, etc. have been provided for reference, but are not a focus of Stone Key's Fairness Opinion

Perspecta Valuation Overview

52 Week Low / High Price Range (Closing Prices)

Analyst Price Targets

Comparable Publicly -Traded Company Analysis
Forward EBITDA Multiple Range: 9.0x – 13.0x
CY2021E EBITDA: $616M

DCF - Terminal Multiple Value Approach
TV Forward EBITDA Multiple Range: 9.0x – 13.0x
WACC Range: 6.50% - 7.50%

DCF - Perpetual Growth Approach
TV Perpetual Growth Range: 0.50% - 1.50%
WACC Range: 6.50% - 7.50%

Present Value of Future Stock Prices
Multiple Range: 9.0x – 13.0x
Discount Periods: FY2021 – FY2025

Comparable M&A Transaction Analysis
Forward EBITDA Multiple Range: 10.5x – 13.3x
CY2021E EBITDA: $616M

Precedent Premiums Paid Analysis
Range of 11.8% - 41.1% applied to
unaffected price of $19.60 as of 11/6/20



Veritas Offer
Price: $29.35
$15.39
$29.41
$25.00
$30.00
$20.33
$35.22
$21.02
$33.79
$24.06
$37.33
$18.92
$34.53
$25.91
$36.34
$21.91
$27.66
$10.00
$20.00
$30.00
$40.00
$50.00
Price Per Share

Not a focus of Fairness Opinion

Note: Valuation based on Management Forecast as presented by Perspecta Management. EBITDA is burdened by stock-based compensation costs. Analysis excludes tax asset value of $0.96 per share.

Appendix A Publicly Traded Comparable Company Information

Government Technology Services Operating Metrics – CY2021

2021E Revenue ($B)



$14.0
$8.5
$7.7
$6.3
$4.1
$2.6
LDOS
BAH
SAIC
CACI
PRSP
MANT

2021E EBITDA ($M)



$1,453
$881
$698
$684
$642
$241
LDOS
BAH
SAIC
CACI
PRSP
MANT

2021E Oper. Income ($M)



$1,245
$792
$552
$542
$523
$169
LDOS
BAH
CACI
SAIC
PRSP (1)
MANT

2021E Free Cash Flow ($M)



$968
$572
$520
$519
$362
$142
LDOS
BAH
CACI
SAIC
PRSP
MANT

2021E EBITDA Margin (%)



15.5%
10.8%
10.4%
10.3%
9.1%
9.1%
PRSP
CACI
LDOS
BAH
MANT
SAIC

2021E Oper. Income Margin (%)



12.7%
9.3%
8.9%
8.7%
7.1%
6.4%
PRSP (1)
BAH
LDOS
CACI
SAIC
MANT

Note: Based on FactSet median consensus as of January 25, 2020. Peer averages exclude Perspecta.
(1) Perspecta Operating Income is before intangibles amortization.

STONE KEY PARTNERS

Government Technology Services Valuation Metrics

Enterprise Value ($B)


$20.4
$4.0
$16.4
$14.8
$1.1
$13.6
$8.4
$2.4
$6.0
$8.0
$1.5
$6.5
$6.6
$2.3
$4.3
$3.9
$4.0
LDOS
BAH
SAIC
CACI
PRSP (1)
MANT
Equity Value
Net Debt

Leverage (Debt / LTM EBITDA)


3.6x
3.4x (1)
3.3x
3.0x
2.7x
0.0x
SAIC
PRSP
LDOS
BAH
CACI
MANT

Enterprise Value / CY2021E EBITDA


16.8x
16.1x
14.0x
12.0x
11.7x
10.3x
BAH
MANT
LDOS
SAIC
CACI
PRSP

Equity Value / CY2021E Net Income


27.6x
24.1x
17.4x
17.1x
14.0x
13.6x
MANT
BAH
LDOS
CACI
SAIC
PRSP

CY2021 FCF Conversion


137%
120%
114%
103%
101%
99%
CACI
SAIC
PRSP
LDOS
BAH
MANT

Free Cash Flow Yield (CY2021E)


8.6%
8.3%
8.0%
5.9%
4.2%
3.6%
SAIC
PRSP
CACI
LDOS
BAH
MANT

Note: Based on FactSet median consensus and share prices as of January 25, 2021.
(1) Perspecta debt includes capital leases.

Historical EV / EBITDA Valuations

EV / NTM EBITDA – Past 24 Months



16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
EV / NTM EBITDA
Jan-19
May-19
Sep-19
Jan-20
May-20
Sep-20
Jan-21
Peer Ave.(1) EV/NTM EBITDA
GTS Peer(1) 2-Year Average = 13.1x
PRSP EV/NTM EBITDA
PRSP 2-Year Average = 8.8x

(1) GTS Peers comprised of Booz Allen, CACI, Leidos, ManTech and SAIC.

STONE KEY PARTNERS

Comparable Companies Trading Multiples

Financial Metrics

($ in millions, except per share data)

Company	Share Price	52 Week High	52 Week Low	% 52 Wk High	Equity Value	Enterprise Value	EV / Revenues 2020E	EV / Revenues 2021E	EV / EBITDA 2020E	EV / EBITDA 2021E	EV / EBIT 2020E	EV / EBIT 2021E	P/E 2020E	P/E 2021E	FCF Yield 2020E	FCF Yield 2021E
Government Services																
Booz Allen Hamilton	$97.56	$97.56	$57.38	100.0%	$13,650	$14,768	1.86x	1.73x	18.0x	16.8x	20.1x	18.6x	27.0x	24.1x	3.8%	4.2%
CACI	253.09	287.07	168.21	88.2%	6,510	7,999	1.35	1.27	12.9	11.7	16.1	14.5	15.7	16.3	7.6%	8.0%
Leidos	112.70	123.22	70.83	91.5%	16,357	20,380	1.64	1.46	15.3	14.0	20.8	16.4	19.3	17.4	7.0%	5.9%
ManTech	96.44	101.20	57.84	95.3%	3,963	3,862	1.54	1.46	17.2	16.1	24.7	22.9	29.6	27.6	3.2%	3.6%
Perspecta	26.54	29.41	15.39	90.2%	4,349	6,621	1.48	1.60	9.3	10.3	23.5	12.7	12.7	13.6	8.3%	9.1%
SAIC	101.48	101.48	51.92	100.0%	6,029	8,394	1.19	1.09	13.6	12.0	19.2	15.5	16.7	14.0	8.5%	8.6%
Trading Statistics																
Mean							1.51x	1.43x	14.4x	13.5x	20.7x	16.7x	20.2x	18.8x	6.4%	6.6%
Median							1.51	1.46	14.5	13.0	20.5	15.9	18.0	16.9	7.3%	7.0%
High							1.86	1.73	18.0	16.8	24.7	22.9	29.6	27.6	8.5%	9.1%
Low							1.19	1.09	9.3	10.3	16.1	12.7	12.7	13.6	3.2%	3.6%

Source: Wall Street research, FactSet median consensus estimates

Operating Metrics

($ in millions, except per share data)

Company	Revenues 2020E	Revenues 2021E	EBITDA 2020E	EBITDA 2021E	EBIT 2020E	EBIT 2021E	EPS 2020E	EPS 2021E	Rev. Growth 2020E	Rev. Growth 2021E	EBITDA Margin 2020E	EBITDA Margin 2021E	EBIT Margin 2020E	EBIT Margin 2021E	FCF Conv. 2020E	Debt/LTM EBITDA
Government Services																
Booz Allen Hamilton	$7,959	$8,539	$823	$881	$735	$792	$3.62	$4.05	9.6%	7.3%	10.3%	10.3%	9.2%	9.3%	102.3%	3.0x
CACI	5,945	6,317	621	684	498	552	16.07	15.52	11.2%	6.2%	10.4%	10.8%	8.4%	8.7%	140.5%	2.7
Leidos	12,435	13,977	1,329	1,453	978	1,245	5.83	6.48	12.1%	12.4%	10.7%	10.4%	7.9%	8.9%	185.0%	3.3
ManTech	2,508	2,642	224	241	156	169	3.26	3.50	12.9%	5.3%	8.9%	9.1%	6.2%	6.4%	109.8%	0.0
Perspecta	4,480	4,132	715	642	282	523	2.08	1.94	0.9%	(7.8%)	16.0%	15.5%	6.3%	12.7%	116.6%	3.4
SAIC	7,078	7,689	617	698	438	542	6.06	7.26	13.6%	8.6%	8.7%	9.1%	6.2%	7.1%	246.5%	3.6
Operating Statistics																
Mean									10.0%	5.4%	10.9%	10.9%	7.4%	8.8%	150.1%	2.7x
Median									11.6%	6.8%	10.4%	10.4%	7.1%	8.8%	128.6%	3.1
High									13.6%	12.4%	16.0%	15.5%	9.2%	12.7%	246.5%	3.6
Low									0.9%	(7.8%)	8.7%	9.1%	6.2%	6.4%	102.3%	0.0

Source: Wall Street research, FactSet median consensus estimates

Note: Market data as of January 25, 2021.

Appendix B Recent Comparable M&A Transactions

Perspecta – Implied Transaction Multiple Analysis

($ in millions, except per share data)

Perspecta Transaction Stock Price:		**$29.35**
Premium Over:		
Current Stock Price (01/25/21)	$26.54	10.6%
52-Week High (02/05/20)	29.41	(0.2%)
52-Week Low (03/23/20)	15.39	90.7%
Unaffected Price (11/6/20)	19.60	49.7%
x Shares Outstanding plus Exerciseable Options		165.391
Less: Option Proceeds		($1)
Equity Value		**$4,853**
Plus: Debt & Minority Interest (1)		$2,404
Plus: Minority Interest (1)		
Less: Cash (1)		(224)
Transaction Value (1)		**$7,034**
Less: NPV Tax Benefits(2)		($149)
Transaction Value Net of Tax Benefit		**$6,884**
Transaction Value Multiples:		
EBITDA		
CY2022E	$584	12.0x
CY2021E	$616	11.4x
Transaction Value Net of Tax Benefit Multiples:		
EBITDA		
CY2022E	$584	11.8x
CY2021E	616	11.2x

Recent Publicly Traded, Multi-Billion Dollar Cash Transaction Multiples

Acquiror	**General Dynamics**
Target	**CSRA**
Announcement Date	**2/12/2018**
Transaction Value ($M)	$9,689
TV / FWD EBITDA	11.7x
TV / EBITDA (Net of Tax Benefits)	11.7x

Note: Perspecta forecast provided by Company management.
(1) Transaction value based on Perspecta balance sheet items as of December 31, 2020 provided by Perspecta management.
(2) Excludes the benefit of FY2021 tax asset to fully reflect value of tax benefit available to buyer.

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Recent Comparable M&A Transactions

Date Announced	Target	Acquiror	Transaction Value ($M)	TV / FWD EBITDA	TV / EBITDA (Net of Tax Benefits)
Feb-20	Unisys Federal	SAIC	$1,200	12.3x	10.5x
Sep-18	Engility	SAIC	2,547	14.7x	13.3x
Feb-18	CSRA	General Dynamics	$9,689	11.7x	11.7x

	TV / FWD EBITDA	TV / EBITDA (Net of Tax Benefits)
Mean:	12.9x	11.8x
Median:	12.3x	11.7x
High:	14.7x	13.3x
Low:	11.7x	10.5x

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Appendix C Discounted Cash Flow and Weighted Average Cost of Capital Analyses

DCF Analysis – Terminal Multiple Approach

	WACC	TV - Forward EBITDA Multiple 9.0x	11.0x	13.0x
PV of Period Cash Flows	6.50%	$1,680.1	$1,680.1	$1,680.1
PV of Terminal Value		4,214.9	5,151.5	6,088.1
PV of Enterprise		**$5,894.9**	**$6,831.6**	**$7,768.2**
Implied FCF Growth Rate		*(1.2%)*	*0.1%*	*1.0%*
PV per Share		$22.46	$28.13	$33.79
PV of Period Cash Flows	6.83%	$1,666.7	$1,666.7	$1,666.7
PV of Terminal Value		4,147.3	5,068.9	5,990.5
PV of Enterprise		**$5,814.0**	**$6,735.6**	**$7,657.2**
Implied FCF Growth Rate		*(0.9%)*	*0.4%*	*1.4%*
PV per Share		$21.98	$27.55	$33.12
PV of Period Cash Flows	7.17%	$1,653.5	$1,653.5	$1,653.5
PV of Terminal Value		4,081.0	4,987.9	5,894.7
PV of Enterprise		**$5,734.4**	**$6,641.3**	**$7,548.2**
Implied FCF Growth Rate		*(0.6%)*	*0.7%*	*1.7%*
PV per Share		$21.49	$26.98	$32.46
PV of Period Cash Flows	7.50%	$1,640.4	$1,640.4	$1,640.4
PV of Terminal Value		4,015.9	4,908.4	5,800.8
PV of Enterprise		**$5,656.4**	**$6,548.8**	**$7,441.2**
Implied FCF Growth Rate		*(0.3%)*	*1.0%*	*2.0%*
PV per Share		$21.02	$26.42	$31.81

Note: Valuation date of January 25, 2021; assumes mid-year discounting convention. Valuation assumes FY21 – FY25 cash flow figures and FY26 EBITDA for terminal value calculation.

DCF Analysis – Perpetual Growth Approach

	WACC	Terminal Value Based on FCF Perpetuity				
		0.50%	0.75%	1.00%	1.25%	1.50%
PV of Period Cash Flows	6.50%	$1,680.1	$1,680.1	$1,680.1	$1,680.1	$1,680.1
PV of Terminal Value		5,506.1	5,759.8	6,036.5	6,339.7	6,673.1
PV of Enterprise		**$7,186.2**	**$7,439.9**	**$7,716.6**	**$8,019.7**	**$8,353.2**
Implied Forward EBITDA Multiple		*11.8x*	*12.3x*	*12.9x*	*13.5x*	*14.2x*
PV per Share		$30.27	$31.81	$33.48	$35.31	$37.33
PV of Period Cash Flows	6.83%	$1,666.7	$1,666.7	$1,666.7	$1,666.7	$1,666.7
PV of Terminal Value		5,141.0	5,365.6	5,609.4	5,875.1	6,165.7
PV of Enterprise		**$6,807.6**	**$7,032.2**	**$7,276.1**	**$7,541.8**	**$7,832.4**
Implied Forward EBITDA Multiple		*11.2x*	*11.6x*	*12.2x*	*12.7x*	*13.4x*
PV per Share		$27.98	$29.34	$30.82	$32.42	$34.18
PV of Period Cash Flows	7.17%	$1,653.5	$1,653.5	$1,653.5	$1,653.5	$1,653.5
PV of Terminal Value		4,813.5	5,013.5	5,229.8	5,464.3	5,719.4
PV of Enterprise		**$6,467.0**	**$6,667.0**	**$6,883.2**	**$7,117.7**	**$7,372.9**
Implied Forward EBITDA Multiple		*10.6x*	*11.1x*	*11.5x*	*12.1x*	*12.6x*
PV per Share		$25.92	$27.13	$28.44	$29.86	$31.40
PV of Period Cash Flows	7.50%	$1,640.4	$1,640.4	$1,640.4	$1,640.4	$1,640.4
PV of Terminal Value		4,518.5	4,697.5	4,890.3	5,098.5	5,324.1
PV of Enterprise		**$6,158.9**	**$6,337.9**	**$6,530.7**	**$6,739.0**	**$6,964.6**
Implied Forward EBITDA Multiple		*10.1x*	*10.5x*	*11.0x*	*11.4x*	*11.9x*
PV per Share		$24.06	$25.14	$26.31	$27.57	$28.93

Note: Valuation date of January 25, 2021; assumes mid-year discounting convention. Valuation assumes FY21 – FY25 cash flow figures and FY26 normalized FCF for terminal value calculation.

Perspecta – WACC Calculation

WACC	Low	High
Equity Risk Premium (R_m-R_f) [1]	5.01% [2]	6.62% [3]
Multiplied by: Company Levered Beta [4]	1.070	1.070
Adjusted Equity Risk Premium	5.36%	7.08%
Add: Risk-free Rate of Return (R_f) [5]	1.61%	1.61%
Size Premium [6]	0.94%	0.94%
Cost of Equity (Ke)	**7.91%**	**9.63%**
Multiply by: Company E/(D+E) [7]	64.6%	64.6%
Cost of Equity Portion	**5.11%**	**6.22%**
Cost of Debt (Kd)	4.75%	4.75%
Assumed Tax Rate	25.2%	25.2%
After-Tax Cost of Debt	**3.55%**	**3.55%**
Multiply by: Company D/(D+E) [7]	35.4%	35.4%
Cost of Debt Portion	**1.26%**	**1.26%**
WACC	**6.37%**	**7.48%**

Beta Calculation ($ in Millions)

Company	Historical Adjusted Beta [8] 3 Years	Historical Adjusted Beta [8] 5 Years	Market Value of Equity [9]	Total Debt & Pref Stock	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Unlevered Beta [10] Historical Adjusted Beta 3 Years	Unlevered Beta [10] Historical Adjusted Beta 5 Years
Perspecta	1.07	1.07	$4,388	$2,404	54.8%	35.4%	0.759	0.759
Industry Peers								
Booz Allen Hamilton	0.81	0.82	13,650	2,394	17.5%	14.9%	0.716	0.725
CACI	0.98	0.99	6,510	1,614	24.8%	19.9%	0.827	0.835
Leidos	0.97	0.98	16,357	4,526	27.7%	21.7%	0.804	0.812
ManTech	1.05	1.05	3,963	0	0.0%	0.0%	1.050	1.050
SAIC	1.12	1.13	6,029	2,536	42.1%	29.6%	0.852	0.860
Mean	0.99	0.99			22.4%	17.2%	0.850	0.856
Median	0.98	0.99			24.8%	19.9%	0.827	0.835

Perspecta Levered Beta Calculation

Unlevered Beta (Average of 3-Year and 5-Year Historical)	**0.759**
Debt/Equity Ratio (Equals Debt/Total Capital of 35.4%) [7]	**54.8%**
Levered Beta [4]	**1.070**

(1) Based on Duff & Phelps 2019 Valuation Handbook - Cost of Capital, but consistent with Stone Key Partners' judgmental synthesis of various academic views and financial and market perspectives as outlined elsewhere herein, including (a) the current long-term "supply-side" arithmetic average and geometric average equity risk premium (i.e., 6.14% and 4.19%) and the current long-term "historical" arithmetic average and geometric average equity risk premium (i.e., 6.91% and 4.82%) per Duff & Phelps 2019 Valuation Handbook - Cost of Capital, (b) the recommended prospective long-term arithmetic average equity risk premium (i.e., 4.50–5.00%) per Dimson, Marsh and Staunton's "The Worldwide Equity Risk Premium: A Smaller Puzzle" and Triumph of the Optimists, (c) the recommended expected arithmetic equity risk premium (i.e., 4.50-6.00%) per Brigham and Ehrhardt's Financial Management: Theory and Practice (Sixteenth Edition), and (d) a survey of the current practices of our competitors as well as other academic and practitioner points of view.
(2) Represents the average of the long-term (1926-2018) "supply-side" geometric average equity risk premium (i.e., 4.19%) and the long-term (1926-2018) "historical" geometric average equity risk premium (i.e., 4.82%) per Duff & Phelps 2019 Valuation Handbook – U.S. Guide to Cost of Capital.
(3) Represents the average of the long-term (1926-2018) "supply-side" arithmetic average equity risk premium (i.e., 6.14%) and the long-term (1926-2018) "historical" arithmetic average equity risk premium (i.e., 6.91%) per Duff & Phelps 2019 Valuation Handbook – U.S. Guide to Cost of Capital.
(4) Levered Beta = Unlevered Beta*[1+((D/E)*(1-T))].
(5) Source: 20-year US Treasury bond yield as of January 25, 2021.
(6) Size premium used = Decile 2, per Duff & Phelps 2019 Valuation Handbook - Cost of Capital.
(7) Assumes current target capital structure.
(8) Source: FactSet as of January 25, 2021.
(9) Equity values as of January 25, 2021.
(10) Unlevered Beta = Levered Beta/[1 +((D/E)*(1-T))].

Appendix D Precedent Premiums Paid Analysis

Premiums Paid Analysis Summary – U.S. Cash Deals 2016 - 2020

Premium Paid to 1-Day Prior Unaffected Stock Price

Year Deal Announced	# of Transactions	Premia
2016	61	
Mean		30.6%
Median		21.3%
2017	50	
Mean		24.1%
Median		19.0%
2018	45	
Mean		28.8%
Median		24.0%
2019	41	
Mean		31.5%
Median		20.8%
2020	32	
Mean		33.2%
Median		26.9%
Mean		**29.4%**
Median		**21.2%**
25th Percentile		**11.8%**
75th Percentile		**41.1%**

Source: Dealogic
Note: Includes all cash transactions across all sectors in which deal EV was between $1bn and $10bn from 2016 to 2020

Appendix E Present Value of Future Stock Prices

Present Value of Future Stock Prices

Forward EBITDA	Implied Price Per Share				
Multiple	FY21	FY22	FY23	FY24	FY25
9.0x	$20.17	$21.11	$23.27	$25.71	$28.19
11.0x	$27.46	$28.29	$30.62	$33.23	$35.89
13.0x	$34.76	$35.46	$37.96	$40.74	$43.58

Forward EBITDA	Discounted Price Per Share				
Multiple	FY21	FY22	FY23	FY24	FY25
9.0x	$19.86	$19.11	$19.37	$19.68	$19.83
11.0x	$27.04	$25.61	$25.48	$25.43	$25.25
13.0x	$34.23	$32.11	$31.60	$31.18	$30.66
PV of Dividends	$0.07	$0.35	$0.65	$0.95	$1.26

Forward EBITDA	Total Present Value Per Share				
Multiple	FY21	FY22	FY23	FY24	FY25
9.0x	$19.93	$19.46	$20.02	$20.63	$21.09
11.0x	$27.11	$25.96	$26.13	$26.38	$26.51
13.0x	$34.29	$32.46	$32.25	$32.13	$31.92

Source: Perspecta Management Projections.
Note: Valuation date of January 25, 2021. EBITDA is burdened by stock-based compensation expense.

Appendix F Tax Asset Valuation

Tax Asset Valuation Summary

($ in millions, except per share)

	Amortization of Intangibles and Goodwill	Depreciation of Fixed Assets	Available NOLs Usage	Total	Cash Tax Benefit [1]
3/31/2021	$ 19.1	$ 2.8	$ 19.2	$ 41.0	$ 10.3[2]
3/31/2022	73.2	13.8	77.8	164.8	41.5
3/31/2023	70.9	8.3	79.7	158.9	40.0
3/31/2024	69.7	5.0	24.7	99.4	25.1
3/31/2025	65.5	5.0	-	70.4	17.7
3/31/2026	52.8	-	-	52.8	13.3
3/31/2027	19.5	-	-	19.5	4.9
3/31/2028	19.5	-	-	19.5	4.9
3/31/2029	19.5	-	-	19.5	4.9
3/31/2030	19.5	-	-	19.5	4.9
3/31/2031	19.5	-	-	19.5	4.9
3/31/2032	19.5	-	-	19.5	4.9
3/31/2033	19.5	-	-	19.5	4.9
3/31/2034	19.5	-	-	19.5	4.9
3/31/2035	8.7	-	-	8.7	2.2
3/31/2036	0.3	-	-	0.3	0.1
Total	$ 516.2	$ 34.8	$ 201.4	$ 752.4	$ 189.6

PV of Tax Benefit [3]	$ 159.5
PV of Tax Benefit per Share [4]	$ 0.96

Note: Valuation date of January 25, 2021; assumes mid-year discounting convention.
(1) Assumes tax rate of 25.2%.
(2) Represents 25% of FY21 balance of tax assets.
(3) Discounted at cost of debt of 4.75%.
(4) Fully diluted share count of 165.353.

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